Exhibit 10.1

Executive Compensation and Equity Awards

At a meeting of the Compensation Committee of the Board of Directors of Allos Therapeutics, Inc. (the “Company”) held on February 22, 2010, the Compensation Committee (a) determined and approved 2009 cash bonus awards and 2010 base salaries and target bonus awards (expressed as a percentage of base salary) for the Company’s “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission), and (b) granted stock options and restricted stock units to the Company’s named executive officers pursuant to the Company’s 2008 Equity Incentive Plan, in each case, as set forth in the table below.  The 2009 cash bonus award and 2010 target bonus award (expressed as a percentage of base salary) for the Company’s Chief Executive Officer was also reviewed and approved by the full Board of Directors at a meeting held on February 22 and 23, 2010.

Name and Title	2009 Bonus Award	2010 Base Salary	2010 Target Bonus (%)	Stock Options	Restricted Stock Units
Paul L. Berns President and Chief Executive Officer	$340,703	$550,000	75%	170,000	100,000
James V. Caruso Executive Vice President, Chief Commercial Officer	$183,521	$426,929	50%	102,300	58,254
Marc H. Graboyes Senior Vice President, General Counsel and Secretary	$137,418	$321,192	50%	73,083	41,617
Bruce K. Bennett Vice President, Pharmaceutical Operations	$66,951	$245,180	30%	31,500	17,937
David C. Clark Vice President, Finance and Treasurer	$59,789	$236,775	30%	26,250	14,948